Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2205	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS SECOND QUARTER FISCAL 2020 RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

Display, PMG and CT Tube Businesses Grow Quarter over Quarter

Q2 FY20 Highlights

•

Net sales of $39.6 million were down 4.1% from last year’s second quarter, primarily from economic softness in the PMT power grid tube business and a slow ramp up in sales in the semiconductor wafer fab equipment business. In addition, Healthcare sales were down overall due to soft equipment sales in Latin America.

•	These declines were partially offset by significantly increased sales for our PMG products. Also, Canvys sales increased by 20.9% and Healthcare CT tube sales were up by 11.9%.
•	Gross margin increased to 32.0% of net sales versus 31.4% of net sales for the prior year’s second quarter.
•	Operating expenses decreased $0.2 million to $13.2 million compared to prior year.
•	Operating loss was $0.5 million, same as last year’s second quarter.
•	Cash and investments were $46.1 million at November 30, 2019 versus $46.5 million at the end of the first quarter of this fiscal year.

LaFox, IL, JANUARY 8, 2020: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its second quarter ended November 30, 2019. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

Second Quarter Results

Net sales for the second quarter of fiscal 2020 decreased 4.1% to $39.6 million compared to net sales of $41.3 million in the prior year’s second quarter. Canvys sales increased by $1.4 million or 20.9% due to higher demand in both its North American and European markets. Although PMT sales benefited from much higher sales of power conversion and RF and microwave components, overall sales for PMT decreased $2.7 million or 8.4%. This was primarily due to a soft market for power grid tubes with OEM customers and the quarter over quarter decline in sales to the semiconductor wafer fabrication equipment market. Sales in the semiconductor wafer fab market are starting to improve but were held in check due to our suppliers’ inability to deliver critical parts. Richardson Healthcare sales decreased $0.3 million or 12.6% as a result of lower sales of equipment in Latin America, partially offset by higher sales of our ALTA750 TM CT tube.

Gross margin decreased to $12.7 million, or 32.0% of net sales during the second quarter of fiscal 2020, compared to $13.0 million, or 31.4% of net sales during the second quarter of fiscal 2019. Margin increased as a percent of net sales primarily due to a favorable product mix in Richardson Healthcare and significantly improved manufacturing overhead absorption in both PMT and Richardson Healthcare.

Operating expenses were $13.2 million for the second quarter of fiscal 2020 compared to $13.4 million in the second quarter of fiscal 2019. The decrease in operating expenses resulted from lower severance and legal expenses, partially offset by higher research and development expenses for Richardson Healthcare.

As a result, the Company reported an operating loss of $0.5 million for the second quarter of fiscal 2020, the same as in the prior year’s second quarter. Other expense for the second quarter of fiscal 2020, including interest income and foreign exchange, was $0.1 million, compared to other income of $0.3 million in the second quarter of fiscal 2019.

The income tax provision of $0.1 million for the second quarter of fiscal 2020 reflected a provision for foreign income taxes, which was lower than the prior year’s second quarter provision and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss.

Net loss for the second quarter of fiscal 2020 was $0.6 million compared to a net loss of $0.3 million in the second quarter of fiscal 2019.

“We are pleased to see growth resulting from the investments we are making in our healthcare, power and microwave technologies, and display businesses,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “We will continue to closely manage operating expenses and cash flow in line with revenue trends to ensure we maximize efficiency,” he concluded.

FINANCIAL SUMMARY – SIX MONTHS ENDED NOVEMBER 30, 2019

•

Net sales for the first six months of fiscal 2020 were $80.3 million, a decrease of 6.1%, compared to net sales of $85.5 million during the first six months of fiscal 2019. Sales decreased by $6.9 million or 10.3% for PMT, but increased by $1.5 million or 10.7% for Canvys and $0.3 million or 6.0% for Richardson Healthcare.

•

Gross margin decreased to $25.6 million during the first six months of fiscal 2020, compared to $26.9 million during the first six months of fiscal 2019. As a percentage of net sales, gross margin increased to 31.9% of net sales during the first six months of fiscal 2020, compared to 31.5% of net sales during the first six months of fiscal 2019, primarily as a result of a favorable product mix and manufacturing overhead absorption for Healthcare.

•

Operating expenses decreased to $26.0 million for the first six months of fiscal 2020, compared to $26.5 million for the first six months of fiscal 2019. The decrease was due to lower severance, legal and IT expenses.

•	Operating loss during the first six months of fiscal 2020 was $0.4 million, compared to an operating income of $0.4 million during the first six months of fiscal 2019.
•	Other income for the first six months of fiscal 2020, including interest income and foreign exchange, was $0.2 million, the same as in the first six months of fiscal 2019.
•

The income tax provision of $0.3 million during the first six months of fiscal 2020 reflected a provision for foreign income taxes, which was lower than in the prior year’s first six months and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss.

•	Net loss for the first six months of fiscal 2020 was $0.5 million, compared to a net income of $0.1 million during the first six months of fiscal 2019.

CASH DIVIDEND

The Company also announced today that its Board of Directors declared a $0.06 quarterly dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on February 27, 2020, to common stockholders of record as of February 6, 2020.

Cash and investments at the end of the second quarter of fiscal 2020 were $46.1 million compared to $46.5 million at the end of the first quarter of fiscal 2020 and $53.2 million at the end of the second quarter of fiscal 2019. The Company spent $0.5 million during the quarter on capital expenditures primarily related to our IT System and Healthcare and LaFox manufacturing businesses versus $1.1 million during the second quarter of fiscal 2019. During the second quarter of fiscal 2020, the Company did not repurchase any shares of its common stock. Currently, there are 11.0 million outstanding shares of common stock and 2.1 million outstanding shares of Class B common stock.

CONFERENCE CALL INFORMATION

On Thursday, January 9, 2020, at 9:00 a.m. CST, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s second quarter fiscal year 2020 results. A question and answer session will be included as part of the call’s agenda.

Participant Instructions

To listen to the call, please dial (USA) (888) 339-2688 or (International) (617) 847-3007 and enter passcode 49060851 approximately five minutes prior to the start of the call.  A replay of the call will be available beginning at 10:00 a.m. CST on January 10, 2020, for seven days.  The telephone numbers for the replay are (USA) (888) 286-8010 and (International) (617) 801-6888; passcode 51370493.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 5, 2019. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events, or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high value flat panel detector solutions, replacement parts, tubes and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	November 30, 2019	June 1, 2019
Assets
Current assets:
Cash and cash equivalents	$33,054	$42,019
Accounts receivable, less allowance of $278 and $339, respectively	22,336	24,296
Inventories, net	56,169	53,232
Prepaid expenses and other assets	2,853	3,067
Investments - current	13,000	8,000
Total current assets	127,412	130,614
Non-current assets:
Property, plant and equipment, net	18,361	19,111
Intangible assets, net	2,637	2,763
Lease ROU asset	3,991	—
Non-current deferred income taxes	575	529
Total non-current assets	25,564	22,403
Total assets	$152,976	$153,017
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,439	$16,943
Accrued liabilities	10,836	11,273
Lease liability current	1,628	—
Total current liabilities	27,903	28,216
Non-current liabilities:
Non-current deferred income tax liabilities	241	212
Lease liability non-current	2,437	—
Other non-current liabilities	718	832
Total non-current liabilities	3,396	1,044
Total liabilities	31,299	29,260
Stockholders’ equity
Common stock, $0.05 par value; issued and outstanding 11,038 shares at November 30, 2019 and 10,957 shares at June 1, 2019	552	547
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,097 shares at November 30, 2019 and June 1, 2019	105	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	61,436	61,012
Common stock in treasury, at cost, no shares at November 30, 2019 and June 1, 2019	—	—
Retained earnings	57,688	59,703
Accumulated other comprehensive income	1,896	2,390
Total stockholders’ equity	121,677	123,757
Total liabilities and stockholders’ equity	$152,976	$153,017

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 30, 2019	December 1, 2018	November 30, 2019	December 1, 2018
Statements of Comprehensive Loss
Net sales	$39,634	$41,314	$80,287	$85,471
Cost of sales	26,954	28,343	54,656	58,547
Gross profit	12,680	12,971	25,631	26,924
Selling, general and administrative expenses	13,161	13,425	26,008	26,524
Loss on disposal of assets	—	—	1	—
Operating (loss) income	(481)	(454)	(378)	400
Other expense (income):
Investment/interest income	(123)	(121)	(243)	(247)
Foreign exchange loss (gain)	199	(211)	89	75
Other, net	(15)	4	(16)	(4)
Total other expense (income)	61	(328)	(170)	(176)
(Loss) income before income taxes	(542)	(126)	(208)	576
Income tax provision	80	178	257	449
Net (loss) income	(622)	(304)	(465)	127
Foreign currency translation gain (loss), net of tax	222	(1,041)	(494)	(1,781)
Comprehensive loss	$(400)	$(1,345)	$(959)	$(1,654)
Net (loss) income per share
Common shares - Basic	$(0.05)	$(0.02)	$(0.04)	$0.01
Class B common shares - Basic	$(0.04)	$(0.02)	$(0.03)	$0.01
Common shares - Diluted	$(0.05)	$(0.02)	$(0.04)	$0.01
Class B common shares - Diluted	$(0.04)	$(0.02)	$(0.03)	$0.01
Weighted average number of shares:
Common shares – Basic	11,038	10,952	11,014	10,890
Class B common shares – Basic	2,097	2,097	2,097	2,114
Common shares – Diluted	11,038	10,952	11,014	11,053
Class B common shares – Diluted	2,097	2,097	2,097	2,114
Dividends per common share	$0.060	$0.060	$0.120	$0.120
Dividends per Class B common share	$0.054	$0.054	$0.108	$0.108

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Six Months Ended
	November 30, 2019	December 1, 2018	November 30, 2019	December 1, 2018
Operating activities:
Net (loss) income	$(622)	$(304)	$(465)	$127
Adjustments to reconcile net (loss) income to cash provided by (used in) operating activities:
Depreciation and amortization	825	792	1,658	1,556
Inventory provisions	120	150	281	365
Loss on disposal of assets	—	—	1	—
Share-based compensation expense	182	230	370	395
Deferred income taxes	23	97	(25)	155
Change in assets and liabilities:
Accounts receivable	(335)	100	1,826	(98)
Inventories	(2,062)	(1,908)	(3,419)	(1,831)
Prepaid expenses and other assets	(423)	(319)	202	(282)
Accounts payable	2,590	1,538	(1,365)	(3,881)
Accrued liabilities	486	344	(390)	571
Other	(165)	161	(109)	174
Net cash provided by (used in) operating activities	619	881	(1,435)	(2,749)
Investing activities:
Capital expenditures	(475)	(1,120)	(814)	(2,192)
Proceeds from maturity of investments	—	—	8,000	—
Purchases of investments	(13,000)	(3,000)	(13,000)	(5,300)
Net cash used in investing activities	(13,475)	(4,120)	(5,814)	(7,492)
Financing activities:
Proceeds from issuance of common stock	59	11	59	203
Cash dividends paid	(775)	(770)	(1,550)	(1,534)
Payment of financing lease principal	(45)	—	(75)	—
Other	(4)	—	—	—
Net cash used in financing activities	(765)	(759)	(1,566)	(1,331)
Effect of exchange rate changes on cash and cash equivalents	218	(621)	(150)	(1,034)
Decrease in cash and cash equivalents	(13,403)	(4,619)	(8,965)	(12,606)
Cash and cash equivalents at beginning of period	46,457	52,478	42,019	60,465
Cash and cash equivalents at end of period	$33,054	$47,859	$33,054	$47,859

Richardson Electronics, Ltd. Net Sales and Gross Profit For the Second Quarter and First Six Months of Fiscal 2020 and Fiscal 2019 ($ in thousands)

By Strategic Business Unit:

Net Sales
	Q2 FY 2020		Q2 FY 2019	% Change
PMT	$29,603		$32,328	-8.4%
Canvys	7,856		6,498	20.9%
Healthcare	2,175		2,488	-12.6%
Total	$39,634		$41,314	-4.1%

	YTD FY 2020		YTD FY 2019	% Change
PMT	$60,170		$67,097	-10.3%
Canvys	15,133		13,671	10.7%
Healthcare	4,984		4,703	6.0%
Total	$80,287		$85,471	-6.1%

Gross Profit
	Q2 FY 2020	% of Net Sales	Q2 FY 2019	% of Net Sales
PMT	$9,349	31.6%	$10,107	31.3%
Canvys	2,585	32.9%	2,132	32.8%
Healthcare	746	34.3%	732	29.4%
Total	$12,680	32.0%	$12,971	31.4%

	YTD FY 2020	% of Net Sales	YTD FY 2019	% of Net Sales
PMT	$19,028	31.6%	$21,114	31.5%
Canvys	4,906	32.4%	4,445	32.5%
Healthcare	1,697	34.0%	1,365	29.0%
Total	$25,631	31.9%	$26,924	31.5%